                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                          IMAGING TECHNOLOGIES CORP.
      ------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, Par Value $0.005
      ------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45244U104
                    --------------------------------------
                                 (CUSIP Number)


                                 July 27, 1999
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 2 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Illinois Limited Partnership
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   19,996 Shares of Common Stock
                          1,150,000 New Warrants (as defined) (exercisable
     OWNED BY             into 1,150,000 Shares of Common Stock)
                          70 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 827,586 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      PN; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 3 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name GLB Partners. L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Delaware Limited Partnership
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   19,996 Shares of Common Stock
                          1,150,000 New Warrants (as defined) (exercisable into
     OWNED BY             1,150,000 Shares of Common Stock)
                          70 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 827,586 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      PN; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 4 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Citadel Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Delaware Limited Liability Company
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   19,996 Shares of Common Stock
                          1,150,000 New Warrants (as defined) (exercisable into
     OWNED BY             1,150,000 Shares of Common Stock)
                          70 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 827,586 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      OO; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 5 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         U.S. Citizen
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   19,996 Shares of Common Stock
                          1,150,000 New Warrants (as defined) (exercisable into
     OWNED BY             1,150,000 Shares of Common Stock)
                          70 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 827,586 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 6 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Illinois Limited Partnership
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   9,998 Shares of Common Stock
                          575,000 New Warrants (as defined) (exercisable into
     OWNED BY             575,000 Shares of Common Stock)
                          35 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 413,793 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      PN; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 7 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name WNPH, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Delaware Limited Liability Company
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   9,998 Shares of Common Stock
                          575,000 New Warrants (as defined) (exercisable into
     OWNED BY             575,000 Shares of Common Stock)
                          35 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 413,793 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      OO; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 8 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name WCH, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Delaware Limited Liability Company
            U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   9,998 Shares of Common Stock
                          575,000 New Warrants (as defined) (exercisable into
     OWNED BY             575,000 Shares of Common Stock)
                          35 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 413,793 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      OO; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                  Page 9 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name NP Partners
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Bermuda General Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   9,998 Shares of Common Stock
                          575,000 New Warrants (as defined) (exercisable into
     OWNED BY             575,000 Shares of Common Stock)
                          35 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 413,793 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 10 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Bermuda Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   9,998 Shares of Common Stock
                          575,000 New Warrants (as defined) (exercisable into
     OWNED BY             575,000 Shares of Common Stock)
                          35 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 413,793 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      CO; HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 11 of 25 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Olympus Securities, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.         Bermuda Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.         0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   9,998 Shares of Common Stock
                          575,000 New Warrants (as defined) (exercisable into
     OWNED BY             575,000 Shares of Common Stock)
                          35 Shares of Series E Convertible Preferred Stock
       EACH               (convertible into 413,793 Shares of Common Stock)

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.         0

       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.   See Item 6 above.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.    See Item 6 above.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES*                                                [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item 6 above.)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 12 of 25 Pages
-----------------------                                  ---------------------


Item 1(a)  Name of Issuer:  IMAGING TECHNOLOGIES CORP.


     1(b)  Address of Issuer's Principal Executive Offices:

                    11031 Via Frontera
                    Suite 100
                    San Diego, California 92127

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                    Citadel Limited Partnership
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Illinois Limited Partnership

                    GLB Partners, L.P.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Delaware Limited Partnership

                    Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Delaware Limited Liability Company

                    Kenneth Griffin
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    U.S. Citizen

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 13 of 25 Pages
-----------------------                                  ---------------------


                    Wellington Partners Limited Partnership
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Illinois limited partnership

                    WNPH, L.L.C.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Delaware limited liability company

                    WCH, L.L.C.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Delaware limited liability company

                    NP Partners
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Bermuda general partnership

                    Kensington Global Strategies Fund, Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Bermuda company

                    Olympus Securities, Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60604
                    Bermuda company

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 14 of 25 Pages
-----------------------                                  ---------------------


     2(d)  Title of Class of Securities:

                    Common Stock, par value $0.005 per share

     2(e)  CUSIP Number:  45244U104


Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                    Not applicable.

Item 4     Ownership:

CITADEL LIMITED PARTNERSHIP

     (a)   Amount beneficially owned:

19,996 Shares of Common Stock
1,150,000 New Warrants (as defined) (exercisable into 1,150,000 Shares of Common Stock)*
70 Shares of Series E Convertible Preferred Stock (convertible into 827,586 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                          0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 15 of 25 Pages
-----------------------                                  ---------------------


           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

GLB PARTNERS,  L.P.

     (a)   Amount beneficially owned:

19,996 Shares of Common Stock
1,150,000 New Warrants (as defined) (exercisable into 1,150,000 Shares of Common Stock)*
70 Shares of Series E Convertible Preferred Stock (convertible into 827,586 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

CITADEL INVESTMENT GROUP, L.L.C.

     (a)   Amount beneficially owned:

19,996 Shares of Common Stock
1,150,000 New Warrants (as defined) (exercisable into 1,150,000 Shares of Common Stock)*

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 16 of 25 Pages
-----------------------                                  ---------------------


70 Shares of Series E Convertible Preferred Stock (convertible into 827,586 Shares of Common Stock)*

   (b)   Percent of Class:

Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i) sole power to vote or to direct the vote:

                    0

         (ii) shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv) shared power to dispose or to direct the disposition of:

                See item (a) above.

KENNETH GRIFFIN

   (a)   Amount beneficially owned:

19,996 Shares of Common Stock
1,150,000 New Warrants (as defined) (exercisable into 1,150,000 Shares of Common Stock)*
70 Shares of Series E Convertible Preferred Stock (convertible into 827,586 Shares of Common Stock)*

   (b)   Percent of Class:

Up to 7.3% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 17 of 25 Pages
-----------------------                                  ---------------------


     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

WELLINGTON PARTNERS LIMITED PARTNERSHIP

     (a)   Amount beneficially owned:

9,998 Shares of Common Stock
575,000 New Warrants (as defined) (exercisable into 575,000 Shares of Common Stock)*
35 Shares of Series E Convertible Preferred Stock (convertible into 413,793 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 18 of 25 Pages
-----------------------                                  ---------------------


           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

WNPH, L.L.C.

     (a)   Amount beneficially owned:

9,998 Shares of Common Stock
575,000 New Warrants (as defined) (exercisable into 575,000 Shares of Common Stock)*
35 Shares of Series E Convertible Preferred Stock (convertible into 413,793 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 19 of 25 Pages
-----------------------                                  ---------------------


WCH, L.L.C.

     (a)   Amount beneficially owned:

9,998 Shares of Common Stock
575,000 New Warrants (as defined) (exercisable into 575,000 Shares of Common Stock)*
35 Shares of Series E Convertible Preferred Stock (convertible into 413,793 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

NP PARTNERS

     (a)   Amount beneficially owned:

9,998 Shares of Common Stock
575,000 New Warrants (as defined) (exercisable into 575,000 Shares of Common Stock)*
35 Shares of Series E Convertible Preferred Stock (convertible into 413,793 Shares of Common Stock)*

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 20 of 25 Pages
-----------------------                                  ---------------------


     (b)   Percent of Class:

Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

     (a)   Amount beneficially owned:

9,998 Shares of Common Stock
575,000 New Warrants (as defined) (exercisable into 575,000 Shares of Common Stock)*
35 Shares of Series E Convertible Preferred Stock (convertible into 413,793 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 21 of 25 Pages
-----------------------                                  ---------------------


     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.

OLYMPUS SECURITIES, LTD.

     (a)   Amount beneficially owned:

9,998 Shares of Common Stock
575,000 New Warrants (as defined) (exercisable into 575,000 Shares of Common Stock)*
35 Shares of Series E Convertible Preferred Stock (convertible into 413,793 Shares of Common Stock)*

     (b)   Percent of Class:

Up to 3.8% as of the date of filing of this statement. (Based on 23,700,886 Shares of Common Stock issued and outstanding as of July 27, 1999, plus the Common Stock previously issued and issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants referred to in item (a) above.)

     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:

                         0

           (ii)    shared power to vote or to direct the vote:

                   See item (a) above.

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 22 of 25 Pages
-----------------------                                  ---------------------


           (iii)   sole power to dispose or to direct the disposition of:

                         0

           (iv)    shared power to dispose or to direct the disposition of:

                   See item (a) above.


* The securities reported herein include securities that the holders may acquire in the future through (i) the conversion of shares of the Company's Series E Convertible Preferred Stock ("Series E Preferred Stock"), which may be converted into shares of Common Stock at a conversion price equal to the lesser of $.50 or an amount equal to 70% of the average of the three lowest closing bid prices of the Common over the 30 trading days prior to conversion, and (ii) the exercise of certain warrants to purchase shares of common stock at $.8750 per share (the "New Warrants").

     As a consequence of the variable conversion price of the Series E Preferred Stock, the number of shares of Common Stock into which the Series E Preferred Stock may be converted, and consequently the number of shares of such securities which the holders of such securities may be deemed to beneficially own, may fluctuate on a daily basis based solely on the Common Stock's market price and without any action taken by the holders of such securities.

     The beneficial ownership reported by the Reporting Persons does not include shares of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock at various exercise prices (the "Old Warrants"), as set forth below. None of the holders has the right to exercise Old Warrants for a number of shares of Common Stock in excess of the number of shares that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned (as defined in Rule 13d-3, but excluding the Old Warrants other than those with respect to which such determination is made) by the holder and its affiliates to exceed 4.9% of the outstanding shares of Common Stock following such exercise. Accordingly, no Reporting Person can be a "beneficial owner" of the shares underlying the Old Warrants so long as the Reporting Persons, together with their affiliates, beneficially own more than 4.9% of the securities of Issuer, and this Schedule shall not be construed as an admission that such holders of the securities reported herein are "beneficial owners" to such extent. Each of NP Partners and Olympus Securities Ltd. owns 190,000 Old Warrants. At such time as the Common Stock underlying the Old Warrants is beneficially owned by the Reporting Persons within the meaning of Rule 13d-3, the other Reporting Persons will have beneficial ownership of these shares as follows: Citadel Investment Group, L.L.C., GLB Partners L.P., Citadel Limited Partnership and Kenneth C. Griffin: 380,000 shares; Wellington Partners Limited Partnership, WNPH, L.L.C. and WCH, L.L.C.: 190,000 shares; Kensington Global Strategies Fund, Ltd.: 190,000 shares.

     None of the holders has the right to convert Series E Preferred Stock or exercise New Warrants for a number of shares of Common Stock (i) in excess of the number of shares that, upon giving effect to such conversion or exercise, would cause the aggregate number of shares of Common Stock

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 23 of 25 Pages
-----------------------                                  ---------------------


beneficially owned (as defined in Rule 13d-3, but excluding Series E Preferred Stock and New Warrants other than those with respect to which such determination is made) by the holder and its affiliates to exceed 10% of the outstanding shares of Common Stock following such conversion or exercise, or (ii) to the extent that, after giving effect to such conversion or exercise, such holder would have acquired beneficial ownership (as defined in Rule 13d-3, but excluding Series E Preferred Stock and New Warrants other than those with respect to which such determination is made) of a number of shares of Common Stock during the 60-day period ending on and including the date such conversion or exercise was implemented (the "60-Day Period") which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-Day Period, is in excess of 10% of the shares of Common Stock outstanding immediately after giving effect to such conversion or exercise. Accordingly, no Reporting Person can be a "beneficial owner" of more than 10% of the securities of Issuer as a result of the ownership of Series E Preferred Stock or New Warrants to the extent that the prohibitions in the foregoing sentence apply, and this Schedule shall not be construed as an admission that such holders of the securities reported herein are "beneficial owners" to such extent.

Item 5    Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Item 2 above.

Item 8    Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9    Notice of Dissolution of Group:
                    Not Applicable.

Item 10   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 24 of 25 Pages
-----------------------                                  ---------------------


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 6th day of August, 1999

    /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin


CITADEL LIMITED PARTNERSHIP

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By:  /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President

GLB PARTNERS, L.P.

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President


WELLINGTON PARTNERS LIMITED
PARTNERSHIP

By: Citadel Limited Partnership,
    its General Partner

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President


CITADEL INVESTMENT GROUP, L.L.C.

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President


NP PARTNERS

By: Citadel Limited Partnership,
    its Managing General Partner

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
Kenneth Griffin, President

WCH, L.L.C.

By: Citadel Limited Partnership,
    its Sole Member

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ---------------------------------
    Kenneth Griffin, President

-----------------------                                  ---------------------
  Cusip No. 45244U104                 13G                 Page 25 of 25 Pages
-----------------------                                  ---------------------


WNPH, L.L.C.

By:  Wellington Partners Limited Partnership,
     its Sole Member

By:  Citadel Limited Partnership,
     its General Partner

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President

OLYMPUS SECURITIES, LTD.

By:  Citadel Limited Partnership,
     its Trading Manager

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

By:  Citadel Limited Partnership,
     its Trading Manager

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President